Exhibit 12.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

January 31, 2020

Rise Companies Corp.
11 Dupont Circle NW, 9th FL
Washington, D.C. 20036

Re:	Rise Companies Corp. – Securities Qualified under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing with the Securities and Exchange Commission of an Offering Statement on Form 1-A (CIK No. 000-1640967) (as amended or supplemented, the "Offering Statement") on January 31, 2020 pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Offering Statement and the offering by Rise Companies Corp., a Delaware corporation (the “Company”) of up to 2,598,884 shares of the Company’s Class B Common Stock, $0.0001 par value per share (the “Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included in the Offering Statement as Appendix A, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption "Legal Matters" in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Rise Companies Corp.

January 31, 2020

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP